Exhibit 2.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:40 PM 02/05/2020
FILED 04:40 PM 02/05/2020
SR 20200844475 • File Number 7836862

CERTIFICATE OF FORMATION

OF

Efund City Metro Income Fund LLC

The undersigned, being an authorized person for purposes of executing this Certificate of Formation on behalf of Efund City Metro Income Fund LLC, a Delaware Limited Liability Company (the “L.L.C.”), desiring to comply with the requirements of 6 Del.C. Section 18-201 and the other provisions of the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seq. (the “Act”), hereby certifies as follows:

1. Name of the L.L.C. - The name of the L.L.C. is: Efund City Metro Income Fund LLC.

2. Registered Office and Registered Agent of the L.L.C. - The name of the registered agent for service of process on the L.L.C. in the State of Delaware is Agents and Corporations, Inc. The address of the registered agent of the L.L.C. and the address of the registered office of the L.L.C. in the State of Delaware is 1201 Orange Street, Suite 600, Wilmington, DE 19801.

3. Date of Formation and Effective Date - The date of formation and the effective date of the L.L.C. shall be the date of filing of this Certificate of Formation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby executes this Certificate of Formation in accordance with the provisions of 6 Del.C. Section 18-201 on February 5, 2020.

/s/ John L. Williams
John L. Williams (Authorized Person)